EXHIBIT 99.1
EDUCATION REALTY TRUST ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 RESULTS
MEMPHIS, Tenn., February 26, 2008 — Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing, today announced operating results for the quarter and year ended December 31, 2007. All per share/unit results are reported on a weighted average basis for the respective periods.
Fourth Quarter 2007:
•	Total revenue for the quarter was $32.6 million compared to $30.9 million a year ago, representing a growth of 5.6%. Operating income for the quarter increased 11.3% to $7.8 million from $7.0 million in fourth quarter 2006;

•	Net income from continuing operations improved to $0.7 million from a net loss of $1.1 million for the fourth quarter of 2006;

•	Funds from operations (FFO) totaled $9.2 million or $0.31 per share/unit versus $8.0 million or $0.29 per share/unit in the fourth quarter of 2006, a 6.9% growth in per share/unit FFO;

•	Same-community net operating income increased 4.7% to $13.3 million from $12.7 million for the fourth quarter 2006;

•	Year end physical occupancy on a same-community basis was consistent year over year at 95.6%.
Year Ended December 31, 2007:
•	Total revenue grew 6.1% to $120.0 million from $113.1 million a year ago. Operating income increased 25.6% for the year to $20.4 million from $16.2 million in 2006;

•	The net loss from continuing operations improved 40.9% to $7.8 million from a net loss of $13.2 million in 2006;

•	FFO totaled $25.9 million, or $0.88 per share/unit, compared to $23.2 million, or $0.83 per share/unit in 2006, an increase of 6.0% year-over-year.

•	Same-community net operating income increased 6.1% to $43.7 million from $41.2 million in 2006;
“Our fourth quarter results represent yet another solid quarter of growth and success for our shareholders in 2007, as measured by the 6.9% increase in our FFO per share,” stated Education Realty Trust, Inc. Chairman, President and Chief Executive Officer Paul O.

Bower. “On a same-community basis, we posted our fifth consecutive quarter with year over year net operating income growth. We also added eight new third-party management contracts, two additional third-party development contracts, completed a thriving community in North Carolina in which we have an ownership interest, and we are making solid progress at our first wholly-owned development in Illinois,” Mr. Bower added.
Fourth Quarter Operating Results
Total revenue grew 5.6% to $32.6 million for the fourth quarter of 2007 from $30.9 million in the comparable quarter of 2006. The Company’s student housing leasing, third-party management services and third-party development services segments each contributed with quarter over quarter revenue growth.
On a same-community basis, student housing leasing revenue increased $0.8 million or 3.5% year-over-year to $23.3 million for the fourth quarter of 2007. The main driver of the leasing revenue growth was rental rate increases over the prior year of just over 3%. This revenue growth combined with a slower 1.9% growth in operating expenses improved student housing operating margins by 70 basis points to 57.1% in the fourth quarter of 2007 from 56.4% for the same quarter of last year. As a result, same-community net operating income increased 4.7% to $13.3 million in the fourth quarter of 2007 from $12.7 million in the same period of last year.
New third-party development contracts drove a 38.1% growth in third-party development services revenue, which increased to $2.1 million for the fourth quarter of 2007. New third-party management contracts added throughout 2007 resulted in a 26.7% growth in third-party management services revenue, which increased to $0.9 million for the fourth quarter of 2007.
Operating expenses increased 3.9% to $24.8 million, providing positive operating leverage for the quarter on the stronger 5.6% growth in revenue. Operating income for the fourth quarter of 2007 was $7.8 million compared to $7.0 million in the same period last year.
Lower total debt and declining interest rates during 2007 helped total non-operating expenses decline 18.7% to $6.4 million in the fourth quarter of 2007 from $7.9 million in the fourth quarter of 2006. Interest expense, the primary component of non-operating expenses, declined 18.1% to $6.3 million.
Net income from continuing operations improved to $0.7 million, or $0.02 per weighted average diluted share, in the fourth quarter of 2007 from a net loss of $1.1 million, or $0.04 per weighted average diluted share, in the same period of last year.
FFO totaled $9.2 million in the fourth quarter of 2007 compared to $8.0 million in the fourth quarter of 2006, an increase of 14.7%. FFO per share/unit was $0.31 compared to $0.29 in the fourth quarter of 2006 an increase of 6.9%. The increased FFO reflects growth in total revenue in addition to increased profitability and lower interest expense. A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.
Full Year Operating Results
Total revenue grew 6.1% to $120.0 million for the year ended December 31, 2007 from $113.1 million for the prior year. The Company’s student housing leasing, third-party management services and third-party development services segments each contributed with year over year revenue growth.
On a same-community basis, student housing leasing revenue increased $3.5 million or 4.4% year-over-year to $83.5 million for the year ended December 31, 2007. Growth in leasing revenue was driven by a 2.6% increase in rental rates and a 0.8% increase due to occupancy improvement. Operating expenses increased 2.6% year over year, resulting in operating margins improving from 51.5% in 2006 to 52.4% in 2007. As a result same-community net operating income increased 6.1% to $43.7 million in 2007 from $41.2 million in 2006.
Third-party development services revenue increased 43.4% or $1.6 million to $5.4 million for the year ended December 31, 2007 as a result of two new development contracts. New third-party management contracts added throughout 2007 resulted in a 21.3% or $0.6 million growth in third-party management services revenue from $2.8 million in 2006 to $3.4 million in 2007.
Operating expenses increased 2.8% to $99.6 million, providing positive operating leverage for the year on the stronger 6.1% growth in revenue. Operating income for 2007 was $20.4 million compared to $16.2 million for 2006.
Lower total debt and declining interest rates during 2007 helped total non-operating expenses decline 7.5% to $27.7 million in 2007 from $29.9 million in 2006. Interest expense, the primary component of non-operating expenses, declined 8.2% to $27.0 million.
Net loss from continuing operations improved to a loss of $7.8 million, or $0.28 per weighted average diluted share, for 2007 from a net loss of $13.2 million, or $0.50 per weighted average diluted share, for 2006.
FFO totaled $25.9 million for 2007 compared to $23.2 million for 2006, an increase of 11.8%. FFO per share/unit was $0.88 for 2007 compared to $0.83 for 2006, an increase of 6.0%. The increased FFO reflects growth in total revenue in addition to increased profitability. A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.

Occupancy and Leasing
The average physical occupancy for the fourth quarter of 2007 was relatively flat compared to the same quarter of last year at 95.9%, but increased 370 basis points over the prior quarter ended September 30, 2007. Economic occupancy grew 10 basis points to 97.2% for the fourth quarter of 2007 from the fourth quarter of 2006. Physical occupancy is the average of occupied rooms at the end of each month, whereas economic occupancy represents net apartment rent on a US GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.
On a same-community basis as of February 25, 2008, the Company reported the pace of pre-leasing activity for the fall is on track with this past year’s pace with approximately 42.8% of the company’s owned beds pre-leased for the fall versus 36.8% a year ago. Pre-leasing activity for the Place portfolio is 27.9% compared with 26.3% one year ago.
Development Activity
In the fourth quarter, the Company began work on the repositioning of the 437-bed Fontainebleu student housing community at the University of California Santa Barbara for which the Company will receive a third-party development fee. The community is managed by the Company and is owned by a joint venture between the Company and JP Morgan Alternative Fund. The Company was also awarded the third phase of the four phase, $250 million initiative to replace approximately 3,500 beds of student housing on the campus of Indiana University of Pennsylvania located in Indiana, Pennsylvania. Work on the details of this phase of the project have begun with bond closing and contract signing expected in April 2008.
Construction on the Company’s wholly-owned student community, The Reserve at Saluki Point, at Southern Illinois University in Carbondale, Illinois, continued to progress during the fourth quarter. This project is on track to open at the start of the 2008-2009 academic year.
Management Services Activity
In the fourth quarter, the Company added a management contract for a new 896-bed, student apartment community adjacent to the University of Michigan’s North Campus in Ann Arbor, Michigan, which is set to open in the summer of 2008. For the full year 2007, a total of nine new management contracts were added, including six properties in Michigan, two properties in North Carolina and one property in California. This includes a management contract at the newly opened and partially owned University Village community at the University of North Carolina, Greensboro, for which the Company provided development and construction services.

Capital Structure
The Company had $11.5 million outstanding on its $100 million line of credit and cash and cash equivalents totaling $4.0 million at December 31, 2007. Total debt outstanding at December 31, 2007 was $430.8 million with 97% of the Company’s debt at fixed rates. At the end of the quarter, the Company’s combined outstanding common stock and partnership units totaled 29.7 million.
Subsequent Events
In February 2008, the Company terminated a lease with Place Properties, Inc. (Place) for 13 properties owned by the Company, but previously operated and managed by Place. As a result Allen & O’Hara Education Services, Inc., the Company’s management subsidiary, began managing these 13 properties and the Company began recognizing the results of property operations in its financial results effective February 1, 2008. Under the agreement, the Company will receive a lease termination fee of $5.8 million with the possibility of an additional termination fee of $0.2 million if certain criteria of the agreement are not met.
Dividend
During the fourth quarter of 2007, the Company declared and paid a cash dividend on its common stock of $0.205 per share.
Earnings Guidance and Outlook
Based upon the Company’s current estimates, FFO per share/unit is expected to be in the range of $1.02 to $1.07 for the full year ending December 31, 2008. This guidance includes a net positive impact of $0.12 to $0.13 per share, detailed in a reconciliation table below, in connection with the negotiated termination of the lease agreement with Place Properties, Inc., as discussed above.
The financial impact encompasses the addition of a lease termination fee in the first quarter of 2008, the subtraction of the lease revenue that was to be received from Place, the addition of the property-level net operating income from the Company’s use of its own management subsidiary to manage the properties and the subtraction of costs relating to the additional staffing needed to manage the properties. The Company provides this detail in order to assist investors and analysts in developing an estimate of funds from operation for the Company that is more directly comparable to the Company’s funds from operations for the full year ending December 31, 2007.
Education Realty Trust’s 2008 earnings guidance is further based upon the following assumptions:
•	Same community revenue per available bed (“RevPAB”) growth of 3%-4% for the Fall 2008 lease year, full year expense growth of 2%-3%, and full year NOI growth of 3%-6%;

•	NOI from The Reserve at Saluki Pointe at the University of Southern Illinois in Carbondale, Illinois which will open in the Fall 2008 is expected to range from $0.6 to $0.7 million. Pre-opening expenses are expected to range from $0.1 to $0.2 million;

•	Third-party development and third-party management fees ranging between $8.5 to $9.5 million;

•	Recognition of the $5.8 million Place lease termination fee during the first quarter of 2008;

•	Core year-over-year corporate general and administrative expense growth of 3.5%-4.5%. Including growth related to the integration of Place, growth is expected to be 6%-7%;

•	Interest expense is expected to range between $26.0 and $27.0 million after the impact of capitalized interest of $.5 to $1 million.
The impact of the following possible events has not been included in determining guidance for 2008:
•	Any possible acquisitions or additional wholly owned developments during the year;

•	Any possible new management contracts.
Conference Call
The Company will host a conference call for investors and other interested parties beginning at 8:30 a.m. (Eastern Time) tomorrow, Wednesday, February 27, 2008. The call will be hosted by Paul O. Bower, Chairman, President and Chief Executive Officer, and Randall H. Brown, Executive Vice President and Chief Financial Officer.
The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (800) 240-4186, and participants from outside the U.S. may dial (303) 262-2138. The passcode for this call is 11107337. Participants may also access the call via the Company’s investor relations Web site at www.educationrealty.com.
The replay of the call will be available at approximately 10:30 a.m. (Eastern Time) on February 27, through midnight March 5, 2008. To access the replay, the domestic dial-in number is (800) 405-2236, the international dial-in number is (303) 590-3000, and the passcode is 11107337.
The archive of the webcast will be available on the Company’s Web site for a limited time.

Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 68 communities in 21 states with 41,286 owned and managed beds. For more information please visit the company’s Web site at www.educationrealty.com.
Contact:
Brad Cohen or Bartley Parker, CFA
ICR, LLC
203-682-8211 or 203-682-8250
bcohen@icrinc.com or bparker@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Student housing properties, net	$732,979	$804,759
Assets under development	5,675	—
Corporate office furniture, net	1,693	752
Cash and cash equivalents	4,034	6,427
Restricted cash	8,188	9,154
Student contracts receivable, net	329	227
Receivable from affiliates	18	369
Management fee receivable from third parties	606	1,055
Goodwill and other intangibles, net	3,531	3,649
Other assets	10,407	9,066

Total assets	$767,460	$835,458

Liabilities and stockholders’ equity
Liabilities:
Mortgage loans, net of unamortized premium/discount	$420,940	$423,933
Other long-term debt	—	47,000
Revolving line of credit	11,500	22,400
Accounts payable and accrued expenses	11,092	10,849
Accounts payable affiliate	60	—
Deferred revenue	7,928	8,988

Total liabilities	451,520	513,170

Minority interest	18,121	19,289

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,431,855 and 26,810,552 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	284	268
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	330,969	330,374
Warrants	—	375
Accumulated deficit	(33,434)	(28,018)

Total stockholders’ equity	297,819	302,999

Total liabilities and stockholders’ equity	$767,460	$835,458

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	December 31, 2007	December 31, 2006
Revenues:
Student housing leasing revenue	$23,270	$22,479
Student housing food service revenue	615	964
Other leasing revenue	3,434	3,435
Third-party development services	2,057	1,490
Third-party management services	944	745
Operating expense reimbursements	2,275	1,747

Total revenues	32,595	30,860

Operating expenses:
Student housing leasing operations	9,988	9,797
Student housing food service operations	553	891
General and administrative	3,772	3,294
Depreciation and amortization	8,214	8,131
Reimbursable operating expenses	2,275	1,747

Total operating expenses	24,802	23,860

Operating income	7,793	7,000

Nonoperating expenses:
Interest expense	6,281	7,671
Amortization of deferred financing costs	244	280
Interest income	(139)	(95)

Total nonoperating expenses	6,386	7,856

Income (loss) before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	1,407	(856)
Equity in earnings of unconsolidated entities	(32)	167

Income (loss) before income taxes, minority interest, and discontinued operations	1,375	(689)
Income tax expense (benefit)	361	196

Net income (loss) before minority interest and discontinued operations	1,014	(885)
Minority interest	302	181

Income (loss) from continuing operations	712	(1,066)

Discontinued operations: (1)
Loss from discontinued operations, net of minority interest	(29)	304
Gain on sale of student housing property, net of minority interest	—	—

Income (loss) from discontinued operations	(29)	304

Net income (loss)	$683	$(762)

Earnings per share information:
Income (loss) per share — basic and diluted
Continuing operations	$0.02	$(0.04)
Discontinued operations	0.00	0.01

Net income (loss) per share	$0.02	$(0.03)

Weighted-average common shares outstanding — Basic	28,427,352	26,540,588

Weighted-average common shares outstanding — Diluted	29,610,846	26,540,588

(1) Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the three and nine months ended December 31, 2007 and 2006, the operating results of The Village on Tharpe are included in discontinued operations as well as the subsequent gain on the sale of this property. Both are net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year ended	Year ended
	December 31, 2007	December 31, 2006
	(Unaudited)
Revenues:
Student housing leasing revenue	$85,651	$81,202
Student housing food service revenue	2,359	3,634
Other leasing revenue	13,811	14,012
Third-party development services	5,411	3,773
Third-party management services	3,391	2,796
Operating expense reimbursements	9,330	7,638

Total revenues	119,953	113,055

Operating expenses:
Student housing leasing operations	41,215	39,503
Student housing food service operations	2,236	3,318
General and administrative	14,561	12,331
Depreciation and amortization	32,223	34,035
Reimbursable operating expenses	9,330	7,638

Total operating expenses	99,565	96,825

Operating income	20,388	16,230

Nonoperating expenses:
Interest expense	26,957	29,353
Amortization of deferred financing costs	1,036	1,114
Loss on early repayment of debt	174	—
Interest income	(492)	(534)

Total nonoperating expenses	27,675	29,933

Loss before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(7,287)	(13,703)
Equity in earnings of unconsolidated entities	(277)	740

Loss before income taxes, minority interest, and discontinued operations	(7,564)	(12,963)
Income tax expense (benefit)	258	659

Net loss before minority interest	(7,822)	(13,622)
Minority interest	(39)	(404)

Loss from continuing operations	(7,783)	(13,218)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	788	973
Gain on sale of student housing property, net of minority interest	1,579	—

Income from discontinued operations	2,367	973

Net loss	$(5,416)	$(12,245)

Earnings per share information:
Income (loss) per share — basic and diluted
Continuing operations	$(0.28)	$(0.50)
Discontinued operations	0.08	0.04

Net loss per share	$(0.20)	$(0.46)

Weighted-average common shares outstanding — Basic and Diluted	28,010,144	26,387,547

(1) Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the three and nine months ended December 31, 2007 and 2006, the operating results of The Village on Tharpe are included in discontinued operations as well as the subsequent gain on the sale of this property. Both are net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net income (loss)	$683	$(762)	$(5,416)	$(12,245)
Gain on sale of student housing property	—	—	(1,579)	—

Real estate related depreciation and amortization	8,147	8,043	31,780	33,680
Equity portion of real estate depreciation and amortization on equity investees	85	49	424	54
Depreciation and amortization of discontinued operations	—	506	711	2,048
Minority interest	300	195	(6)	(355)

Funds from operations (“FFO”)	9,215	8,031	25,914	23,182

FFO per weighted average share/unit (1)	$0.31	$0.29	$0.88	$0.83

Weighted average shares/units (1)	29,887,513	27,987,415	29,466,229	27,967,366

Notes:
(1)-	Funds from operations (FFO) per weighted average shares/units was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2006.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
2008 GUIDANCE — RECONCILIATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited
The following is a reconciliation of the Company’s 2008 FFO guidance to net loss:

	Year ending December 31, 2008
	Low End	High End
FFO guidance:
Net loss	$(2,330)	$(1,170)
Add (subtract):
Real estate related depreciation and amortization	28,750	28,750
Minority interest	495	500

Funds from operations (“FFO”)	$26,915	$28,080

FFO per weighted average share/unit	$0.90	$0.94

Weighted average shares/units	29,900,000	29,900,000

Adjustments for Place transaction:
Funds from operations (“FFO”)	$26,915	$28,080

Add (subtract):
Place lease termination fee	5,800	5,800
Loss of terminated lease revenue (11 months)	(12,640)	(12,640)
NOI from Place portfolio operation (11 months)	10,900	11,250
Incremental G&A expenses (11 months)	(500)	(450)

FFO after Place transaction	$30,475	$32,040

FFO after Place transaction per weighted average share/unit	$1.02	$1.07

FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2006.